Exhibit 4.2
EXECUTION COPY
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
     THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 16th day of April, 2003 by and between ST. FRANCIS MEDICAL TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor.”
RECITALS
     A. The Company and certain holders of the Company’s Series A Preferred Stock and Series B Preferred Stock entered into a certain Amended and Restated Investors’ Rights Agreement as of October 6, 2000.
     B. The Company and the holders of the Company’s Series C Preferred Stock entered into a Series C Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”).
     C. A condition to the holders of the Company’s Series C Preferred Stock’s obligations under the Purchase Agreement is that the Company, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the “Series Holders”) enter into this Agreement in order to provide the Series Holders registration rights, information rights, rights of first refusal, and other rights pursuant to this Agreement.
     NOW, THEREFORE, the parties hereby agree that, effective upon the Closing, as defined in the Purchase Agreement, the Amended and Restated Investors’ Rights Agreement dated as of October 6, 2000 is hereby amended and restated to read in its entirety as set forth herein:
     1. Registration Rights. The Company covenants and agrees as follows:
          1.1 Definitions. For purposes of this Section 1:
               (a) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;
               (b) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Preferred

Stock or Common Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person’s registration rights are not assigned;
               (c) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are exercisable or convertible into, Registrable Securities;
               (d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof; and
               (e) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC in lieu of Form S-3 which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
               (f) The term “Securities Act” means the Securities Act of 1933, as amended.
               (g) The term “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
               (h) The term “SEC” means the United States Securities and Exchange Commission.
          1.2 Request for Registration.
               (a) If the Company shall receive at any time after the earlier of (i) the fourth anniversary of the date hereof or (ii) six months after the effective date (the “Effective Date”) of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least 50% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of (i) in the case of an initial registered public offering, at least 20% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commission, would exceed $10,000,000) or (ii) in the case of any demand after the first registered public offering, any number of Registrable Securities, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company in accordance with Section 5.5.
               (b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and consented to by the Company (which consent shall not be unreasonably withheld). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other Securities are first entirely excluded from the underwriting.
               (c) The Company is obligated to effect only three such registrations pursuant to this Section 1.2; provided, however, that the Company shall not be obligated to effect a registration pursuant to this Section 1.2 if within the six months immediately preceding a request hereunder the Company has effected a demand registration under this Section 1.2.
               (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.
          1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than the Company’s first such registration and other than a registration relating solely to the sale of securities to participants in a Company stock plan), or a registration on any form that does not permit secondary sales, the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 5.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

          1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, provided, however, that in the case of any registration of Registrable Securities on Form S-3 or a comparable or successor form which are intended to be offered on a continuous or delayed basis, such 120 day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, but not longer than 180 days.
               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, provided, however, that in the case of any registration of Registrable Securities on Form S-3 or a comparable or successor form which are intended to be offered on a continuous or delayed basis, such 120 day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, but not longer than 180 days.
               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
               (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
               (h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
               (i) permit any Holder, which Holder, in the sole and exclusive judgment of such, exercised in good faith, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement (at such Holders’ expense) and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included.
          1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 1.1, 1.2 and 1.12 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.
          1.6 Expenses of Demand Registration. All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, primers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders selected by the Selling Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

          1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the first three registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing and qualification fees, primers’ and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one counsel for the selling Holders selected by the Selling Holders but excluding underwriting discounts and commissions relating to Registrable Securities.
          1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock being issued by the Company, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the Holders and other selling stockholders according to the total amount of securities entitled to be included therein owned by each Holder and selling stockholder or in such other proportions as shall mutually be agreed to by such Holders and selling stockholders) but in no event, except in connection with the Company’s initial public offering, shall (i) the amount of securities of the selling Holders included in the Offering be reduced below 20% of the total amount of securities included in such offering and (ii) any shares being sold by a Holder or selling stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering.
          1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
          1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.
               (b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter or controlling person, or other such Holder or director, officer or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.
               (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.
               (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall contribution by a Holder under this Section 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful conduct by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement.
               (e) Notwithstanding the foregoing Section 1.10(d), to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing Section 1.10(d), the provisions in such underwriting agreement shall control.
               (f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.
          1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;
               (b) take such action, including the voluntary registration of its Common Stock under section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

               (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
               (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
          1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
               (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
               (b) use reasonable best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.12: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 Registration Statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the twelve-month period preceding the date of such request, already effected a registration on Form S-3 for such Holders pursuant to this Section 1.12 and other similar provisions granting rights to registration on Form S-3; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

               (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. The Company shall pay all expenses (other than underwriting discounts and commissions) incurred in connection with the first three registrations requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of one counsel for all selling Holders selected by the selling Holders and counsel for the Company. All expenses incurred in additional registrations pursuant to this Section 1.12 shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration effected pursuant to Section 1.2.
          1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned by a Holder to a transferee which (i) is a subsidiary, parent, partner, limited partner, retired partner, shareholder or other affiliate of the Holder or (ii) after such transfer such transferee holds all, or at least 250,000 shares, of such Holder’s Registrable Securities; provided, in each case, the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.
          1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration of their securities.
          1.15 Amendment of Registration Rights. Any provision of this Section 1 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.
          1.16 Termination of Registration Rights. The Company’s obligations pursuant to this Section 1 (other than its obligations pursuant to Section 1.11) shall terminate as to any Holder of Registrable Securities on the earlier of (i) when the Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can sell all of such Holder’s shares without registration pursuant to Rule 144 under the Securities Act during any 90-day period or (ii) on the third anniversary of the closing of the Company’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act which results in gross offering proceeds of at least $20,000,000 at a price of not less than $5.25 per share,(as adjusted for any stock splits, stock dividends, recapitalizations and the like) (a “Qualified Public Offering”).
     2. Covenants.
          2.1 Delivery of Financial Statements.
               (a) The Company shall deliver to each holder of more than 750,000 shares of Registrable Securities (“Major Investor”):
                    (i) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, a statement of operations for such fiscal year, a balance sheet of the Company as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;
                    (ii) as soon as practicable after the end of each month but in any event within 30 days of the end of each month, an unaudited statement of operations, statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail; such monthly statements shall also contain the foregoing information on a year-to-date basis and shall also compare actual performance to budget; and
                    (iii) not less than 30 days prior to the close of each fiscal year, a comprehensive business plan and operating budget for the next fiscal year forecasting the Company’s revenues, expenses and cash position, prepared on a monthly basis, including balance sheets and statements of operations and statements of cash flow for such months and, promptly following approval by the Board of Directors, any other comprehensive operating budgets or revised such budgets prepared by the Company.
               (b) For purposes of determining the 750,000 share holding requirements of this Section 2.1 and Section 2.2 only, each Major Investor shall be deemed to hold the shares of Common Stock and Preferred Stock held by any affiliate of such Major Investor.
          2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information. The inspection privileges set forth in this Section 2.2 shall not be assignable.
          2.3 Termination of Covenants. The covenants set forth in Section 2.1 and 2.2 hereof shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of section 13(a) or 15(d) of the Exchange Act, whichever event shall first occur.
          2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). Each Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.
     Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:
               (a) The Company shall deliver a notice by certified mail (“Notice”) to each Major Investor stating (i) its bona fide intention to offer or issue such Shares, (ii) the number of such Shares to be offered, and (iii) the price, if any, for which it proposes to offer such Shares.
               (b) Within 15 calendar days after receipt of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the shares of the Company’s Preferred Stock then held, by such Major Investor bears to the total number of shares of outstanding Common Stock and Common Stock issuable upon conversion of the Preferred Stock then outstanding. The Company shall promptly, in writing, inform each Major Investor which purchases all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully Exercising Investor shall be entitled to obtain that portion of the Shares subject to such right of first refusal and not subscribed for by the Major Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Fully Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully Exercising Investors who wish to purchase some of the unsubscribed shares.
               (c) If all such Shares referred to in the Notice are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the 60-day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

               (d) The right of first offer granted in this Section 2.4 shall not be applicable (i) to the issuance or sale of shares of Common Stock (or options therefor) to employees, directors, consultants or advisors of the Company under such plans or agreements as may be approved by the Company’s Board of Directors for the purpose of soliciting or retaining their services, (ii) to the issuance and sale of the Company’s securities to a corporation, partnership, educational institution or other entity in connection with a research and development partnership, joint venture, licensing or other collaborative arrangement or similar transaction between the Company and such institution or entity, which issuance and sale is approved by the Company’s Board of Directors, (iii) to the issuance and sale of the Company’s securities in connection with an equipment lease financing or other commercial credit transaction, which issuance and sale is approved by the Company’s Board of Directors, and (iv) to or after consummation of a Qualified Public Offering.
          2.5 Proprietary Information and Inventions Agreement. The Company will cause each person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a proprietary information and inventions agreement substantially in the form approved by the Board of Directors.
          2.6 Certain Vesting and Repurchase Provisions. The Company will cause the shares sold after the date hereof to, or subject to any option granted to, employees, directors, consultants or advisors of the Company to vest over not less than a four-year period from the date of sale or grant, as applicable, with 25% of the total vesting at the first year anniversary of the sale or grant and the balance vesting on a monthly basis thereafter except as approved by the Board of Directors including all of the Investor Directors (as such term is defined in the Amended and Restated Voting Agreement of even date herewith). Further, with respect to such stock sales or option grants, the Company will not permit any transfers of the shares or options prior to the vesting of such shares or options and the Company will have a right of first refusal on all proposed transfers of vested shares or options, which right of first refusal will terminate upon the consummation of an initial public offering by the Company.
          2.7 Key Person Insurance. The Company will use reasonable commercial efforts to obtain and maintain term life insurance, the proceeds of which shall be payable to the Company, in the amount of $2,000,000 on the life of Henry A. Klyce except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors.
     3. “Market Stand-Off” Agreement. Each Investor hereby agrees that it shall not, without the prior consent of the managing underwriters, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company, sell or otherwise transfer or dispose (other than to donees who agree to be similarly bound) of any Registrable Securities, as such termed is defined in Section 1.1(b) hereof, during a reasonable and customary period of time, as agreed to by the Company and the underwriters, not to exceed 180 days, following the effective date of a registration statement of the Company filed under the Securities Act relating to the Company’s initial public offering; provided that all officers and directors of the Company and greater than 1% stockholders and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such reasonable and customary period.
     4. Confidentiality. Each Investor hereby represents, warrants and covenants that it shall maintain in confidence, and shall not use or disclose without the prior written consent of the Company, any written information identified in writing as confidential that is furnished to it by the Company in connection with this Agreement, including (without limitation) all financial statements, budgets and other information delivered or provided to Investors pursuant to Section 2 hereof. This obligation of confidentiality shall not apply, however, to any information (a) in the public domain through no unauthorized act or failure to act by any Investor, (b) lawfully disclosed to such Investor by a third party who possessed such information without any obligation of confidentiality or (c) lawfully developed by such Investor independent of any disclosure by the Company. Each Investor further covenants that it shall return to the Company or destroy all tangible materials containing such information upon request by the Company.
     5. Miscellaneous.
          5.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          5.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California (irrespective of its choice of law principles).
          5.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          5.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused) or, if sent by telecopier, telex, telegram, or other facsimile means, upon receipt of appropriate confirmation of successful transmission, or five days after deposit with the United States Postal Service, by registered or certified mail, or one day after deposit with next day air courier, with postage and fees prepaid and addressed to the party entitled to such notice at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten days’ advance written notice to the other parties to this Agreement.

          5.6 Amendments and Waivers. Except as specified in Section 1.15, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Common Stock issued or issuable upon conversion of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company. Notwithstanding the foregoing, no amendment or waiver which adversely affects an Investor in a manner that is different from the effect of such waiver or amendment on all Investors shall be effective without the consent of such Investor.
          5.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
          5.8 Aggregation of Stock. All Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
By:	/s/ Henry
Henry A. Klyce
President

Address:	1900 Bates Avenue
Suites L & M
Concord, CA 94520

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
Counterpart Signature Page

PREFERRED HOLDERS:

U.S. VENTURE PARTNERS VI, L.P.
USVP VI AFFILIATES FUND, L.P.
USVP ENTREPRENEUR PARTNERS VI, L.P.
2180 ASSOCIATES FUND VI, L.P.

By Presidio Management Group VI, L.L.C.
The General Partner of Each

By:	/s/ M. Maher
Michael P. Maher
Attorney-In-Fact

Address:	2735 Sand Hill Road
Menlo Park, CA 94025
Attn: Michael P. Maher

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
Counterpart Signature Page

VERSANT VENTURE CAPITAL L L.P. By Versant Ventures I, LLC Its General Partner
By:	/s/ Ross Jaffe
Ross A. Jaffe, M.D.
Managing Partner

Address:	Versant Ventures
3000 Sand Hill Road
Bldg 1, Suite 260
Menlo Park, CA 94025
Attn: Ross A. Jaffe, M.D.

VERSANT SIDE FUND I, L.P. By Versant Ventures I, LLC Its General Partner
By:	/s/ Ross Jaffe
Ross A. Jaffe, M.D.
Managing Partner

Address:	Versant Ventures
3000 Sand Hill Road
Bldg 1, Suite 260
Menlo Park, CA 94025
Attn: Ross A. Jaffe, M.D.

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
Counterpart Signature Page

VERSANT AFFILIATES FUND I-A, L.P. By Versant Ventures I, LLC Its General Partner
By:	/s/ Ross Jaffe
Ross A. Jaffe, M.D.
Managing Partner

Address:	Versant Ventures
3000 Sand Hill Road
Bldg 1, Suite 260
Menlo Park, CA 94025
Attn: Ross A. Jaffe, M.D.

VERSANT AFFILIATES FUND I-B, L.P. By Versant Ventures I, LLC Its General Partner
By:	/s/ Ross Jaffe
Ross A. Jaffe, M.D.
Managing Partner

Address:	Versant Ventures
3000 Sand Hill Road
Bldg 1, Suite 260
Menlo Park, CA 94025

TRELLIS HEALTH VENTURES, L.P. By THV Management LLC Its General Partner
By:
Paul J. Felton
Manager, THV Management LLC

Address:	One Sansome Street
Suite 2100
San Francisco, CA 94104
Attn.: Paul J. Felton

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
Counterpart Signature Page

VERSANT AFFILIATES FUND I-A, L.P.

By Versant Ventures I, LLC
Its General Partner

By:

Ross A. Jaffe, M.D.
Managing Partner

Address:	Versant Ventures
3000 Sand Hill Road
Bldg 1, Suite 260
Menlo Park, CA 94025
Attn: Ross A. Jaffe, M.D.

VERSANT AFFILIATES FUND I-B, L.P.

By Versant Ventures I, LLC
Its General Partner

By:

Ross A. Jaffe, M.D.
Managing Partner

Address:	Versant Ventures
3000 Sand Hill Road
Bldg 1, Suite 260
Menlo Park, CA 94025

TRELLIS HEALTH VENTURES, L.P.

By THV Management LLC
Its General Partner

By:	/s/ Paul Felton

Paul J. Felton
Manager, THV Management LLC

Address:	One Sansome Street, Suite 2100
San Francisco, CA 94104
Attn.: Paul J. Felton

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
Counterpart Signature Page

Alan L. Kaganov and Carol M. Kaganov,
Trustees of the Kaganov Family Revocable
Trust of October 16, 2002
/s/ Alan L. Kaganov

Address:	c/o U.S. Vcn/ure Partners
2735 Sand Hill Road
Menlo Park, CA 94025

Telephone:	(650) 854-9080
Facsimile:	(650) 854-3018

Henry A. Klyce

Address:	321 Sandringham Road
Piedmont, CA 9461

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
Counterpart Signature Page

Alan L. Kaganov

Address:	c/o U.S. Venture Partners
2735 Sand Hill Road
Menlo Park, CA 94025

Telephone:	(650) 854-9080
Facsimile:	(650) 854-3018

Henry A. Klyce
/s/ Henry

Address:	231 Sandringham Road
Piedmont, CA 9461

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
Counterpart Signature Page

ESSEX WOODLANDS HEALTH VENTURES
FUND V, L.P.

By:.	Essex Woodlands Health Ventures V, L.L.C.,
its General Partner

By:	/s/ J. Douglas Eplett

Name: J. Douglas Eplett
Title: Managing Director

Address:	c/o Essex Woodlands Health Ventures
19000 MacArthur Blvd.
Suite 500
Irvine, CA 92612
Attn: Douglas Eplett, M.D.
Fax: (949) 261-8391

With a copy to:

Testa, Hurwitz & Thibeault, LLP
125 High Street
Boston, MA 02110
Attn: Andrew E. Taylor, Esq.
Fax: (617) 248-7100

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
Counterpart Signature Page

Augustus A. White, III, MD, PHD
/s/ A. A. White

Address:	20 Westerly Road
Weston, MA 02493
Telephone:	(781) 891-9048
Facsimile:	(781) 891-7435

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
Counterpart Signature Page

Evergreen Ventures, LLC

By:	/s/ Kenneth Sikora

Title: Managing Member

Address:	Evergreen Ventures, LLC
50 Fremont Street
San Francisco, CA 94105
Attn: Ken Sikora
Telephone:	(415) 983-1667
Facsimile:	(415) 983-1200

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
Counterpart Signature Page

Cameo F. Jones
/s/ Cameo Jones

Address:	179 Beaumont Avenue
San Francisco, CA 94118
Telephone:	(415) 983-6300
Facsimile:	(415) 983-1200

SCHEDULE A
INVESTORS:
U.S. VENTURE PARTNERS VI, L.P.
USVP VI AFFILIATES FUND, L.P.
USVP ENTREPRENEUR PARTNERS VI, L.P.
2180 ASSOCIATES FUND VI, L.P.
ALAN L. KAGANOV
BRUCE WAGNER, M.D.
BRAD DELONG, M.D.
JERREL GLASSMAN, M.D.
STEVE MCCARTHY
JUDY SILVERMAN, M.D.
KATHLEEN LISS
HENRY and JULIET KUNG
LYDIA LEE
TRELLIS HEALTH VENTURES, L.P.
VERSANT VENTURE CAPITAL I, L.P.
VERSANT SIDE FUND I, L.P.
VERSANT AFFILIATES FUND I-A, L.P.
VERSANT AFFILIATES FUND I-B,
ALAN L. KAGANOV AND CAROL M. KAGANOV, TRUSTEES OF THE KAGANOV FAMILY REVOCABLE TRUST OF OCTOBER
     16, 2002
HENRY A. KLYCE
ESSEX WOODLANDS HEALTH VENTURES, V, L.P.